AIDMAN, PISER & COMPANY
Certified Public Accountants & Business Advisors
401 East Jackson Street, Suite 3400
Tampa, Florida 33602
Telephone: (813) 222-8555
Facsimile: (813) 222-8560

July 31, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     RE:     eLinear, Inc., Commission File No. 0-24718

We have read the statements that we understand eLinear, Inc. included under Item 4 of the Form 8-K report dated July 22, 2002, regarding the recent change of auditors. We agree with such statements made in the first paragraph regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Aidman, Piser & Company, P.A.
Aidman, Piser & Company, P.A.
cc:	Mr. Jon V. Ludwig President eLinear, Inc. 8800 Jameel Road, Suite 170 Houston, Texas 77040